Exhibit 77(i)(2)

THE ALGER FUNDS

CERTIFICATE OF AMENDMENT

The undersigned, being the Secretary of The Alger Funds (the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Agreement and Declaration of Trust dated February 18, 1997, as Amended (hereinafter, as so amended, referred to as the “Declaration of Trust”), and the affirmative vote of a Majority of the Trustees at a meeting duly called and held on January 20, 2011, the Declaration of Trust is amended as follows:

The name of a Series established by Sections 6.1 and 6.2 of the Declaration of Trust, is hereby amended effective on or about April 1, 2011, to be as follows:

The name of the Alger Balanced Fund is hereby amended to be the “Alger Growth & Income Fund.”

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of The Commonweath of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his hand and seal as of the 1st day of April 2011.

/s/ Hal Liebes

Hal Liebes

Secretary

ACKNOWLEDGEMENT

State of New York	)
) ss.
County of New York	)

April 5, 2011

Then personally appeared the above named Hal Liebes and acknowledged the foregoing instrument to be his free act and deed. Before me.

/s/ Lisa Moss
LISA A. MOSS Notary Public, State of New York No. 02MO4964918 Qualified in Kings County Commission Expires April 16, 2014	Notary Public
My Commission Expires: 4/16/14